Exhibit 21

                             PUBLIX SUPER MARKETS, INC.

                           Subsidiaries of the Registrant





Publix Alabama, LLC  (filed in Alabama)

PublixDirect, LLC  (filed in Florida)

Publix Asset Management Company  (filed in Florida)

Publix Tennessee, LLC  (filed in Florida)

Real Sub, LLC (filed in Florida)

Lone Palm Golf Club, LLC (filed in Florida)